Exhibit 99.1

Ascent Industries Reports Fourth Quarter and Full Year 2024 Results
Ascent Finishes the Year with Strong Earnings Growth, a Healthy Cash Balance, Debt Free, and Nearly
$15 Million of Free Cash Flow Generated in 2024

Schaumburg, Illinois, March 4, 2025 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), an industrials company focused on the production of specialty chemicals and industrial tubular products, is reporting its results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Summary1

(in millions, except per share and margin)	Q4 2024	Q4 2023	Change
Net Sales	$40.7	$41.2	(1.3)%
Gross Profit	$7.3	$(2.1)	438.4%
Gross Profit Margin	17.9%	(5.2%)	2310bps
Net Income (Loss)	$0.1	$(7.5)	101.1%
Diluted Earnings (Loss) per Share	$0.01	$(0.73)	101.4%
Adjusted EBITDA	$2.6	$(5.9)	143.2%
Adjusted EBITDA Margin	6.3%	(14.4)%	2070bps
Full Year 2024 Summary1

(in millions, except per share and margin)	2024	2023	Change
Net Sales	$177.9	$193.2	(7.9)%
Gross Profit	$22.1	$1.5	1349.3%
Gross Profit Margin	12.4%	0.8%	1160 bps
Net (Loss)	$(11.2)	$(34.2)	67.1%
Diluted (Loss) per share	$(1.11)	$(3.37)	67.1%
Adjusted EBITDA	$4.0	$(15.9)	125.2%
Adjusted EBITDA Margin	2.3%	(8.2)%	1050 bps
________________
1On December 22, 2023, the Company closed on a transaction to sell substantially all of the assets of Specialty Pipe & Tube (“SPT”). As a result, financial results from SPT have been categorized into discontinued operations.

Management Commentary
“We closed out the year generating strong earnings growth and our fourth consecutive quarter of adjusted EBITDA margin expansion, primarily driven by the strategic self-improvement initiatives we implemented at the beginning of the year,” said Ascent CEO Bryan Kitchen. “As we expected, sales volume and overall demand in the fourth quarter remained muted across both segments. However, through aggressive cost management, product line optimization, and better operational efficiencies, we were still able to expand our gross margin on a lower sales base and deliver an improved bottom line.

“Overall, we’re proud of the transformation efforts we’ve implemented and executed throughout 2024. Through the intentional recapitalization of our SG&A combined with stabilizing the operations of both segments, we have established a stronger foundation to build off in 2025. We are entering the new year with positive momentum on our side as we are seeing more favorable post-election market dynamics and a growing pipeline of opportunities that we believe can deliver organic growth in the coming quarters. We believe we remain on track towards our goal of delivering a more predictable, reliable, and profitable business model that creates durable value for our shareholders.”

Fourth Quarter 2024 Financial Results
Net sales from continuing operations were $40.7 million compared to $41.2 million in the fourth quarter of 2023. The slight decline was a result of lower volume with higher pricing within the specialty chemicals segment, along with higher volume but lower pricing within the tubular products segment.

Gross profit from continuing operations increased 438% to $7.3 million, or 17.9% of net sales, compared to $(2.1) million, or (5.2)% of net sales, in the fourth quarter of 2023. The increase was primarily driven by continued cost management, improved strategic sourcing, and product line optimization.

Net income from continuing operations improved to $0.1 million, or $0.01 diluted earnings per share, compared to a net loss from continuing operations of $7.5 million, or $0.73 diluted loss per share, in the fourth quarter of 2023.

Adjusted EBITDA increased significantly to $2.6 million compared to $(5.9) million in the fourth quarter of 2023, with adjusted EBITDA margin increasing to 6.3% compared to (14.4)% in the prior year period. The improvement was primarily driven by the aforementioned cost and product mix optimization initiatives.

Full Year 2024 Financial Results
Net sales from continuing operations were $177.9 million compared to $193.2 million in 2023. The decrease was primarily attributable to soft demand dynamics throughout much of the year across both segments.

Gross profit from continuing operations improved significantly to $22.1 million, or 12.4% of net sales, compared to $1.5 million or 0.8% of net sales in 2023. The increase in gross profit was primarily driven by cost reduction measures for labor and materials combined with product line optimization, which the Company implemented throughout 2024.

Net loss from continuing operations was $11.2 million, or $1.11 diluted loss per share, compared to a net loss from continuing operations of $34.2 million, or $3.37 diluted loss per share, in 2023. During the year, the Company recorded a $6.2 million non-cash, one-time tax charge related to a valuation allowance against the Company’s deferred tax assets.

Adjusted EBITDA increased significantly to $4.0 million compared to $(15.9) million in 2023. Adjusted EBITDA as a percentage of net sales was 2.3% compared to (8.2)% in the prior year. The increase is primarily attributable to continued gains in operational efficiencies and the aforementioned cost and product mix optimization initiatives.

Segment Results
Ascent Chemicals – net sales in the fourth quarter of 2024 were $18.1 million compared to $18.5 million in the fourth quarter of 2023. Operating income in the fourth quarter improved significantly to $1.8 million compared to an operating loss of $1.6 million in the prior year period. Adjusted EBITDA in the fourth quarter increased significantly to $3.4 million compared to $(0.4) million in the prior year period. As a percentage of segment net sales, adjusted EBITDA increased significantly to 18.7% compared to (2.3)% in the fourth quarter of 2023.

Net sales in 2024 were $80.8 million compared to $83.6 million in 2023. Operating income in 2024 increased significantly to $1.1 million compared to an operating loss of $12.6 million in the prior year. Adjusted EBITDA in 2024 increased 85% to $6.3 million compared to $3.4 million in the prior year. As a percentage of segment net sales, adjusted EBITDA increased 370 basis points to 7.8% compared to 4.1% in 2023.

Ascent Tubular – net sales from continuing operations in the fourth quarter of 2024 were $22.5 million compared to $22.8 million in the fourth quarter of 2023. Operating income from continuing operations in the fourth quarter increased significantly to $1.6 million compared to an operating loss from continuing operations of $4.0 million in the prior year period. Adjusted EBITDA from continuing operations in the fourth quarter increased significantly to $2.3 million compared to $(3.1) million in the prior year period. As a percentage of segment net sales, adjusted EBITDA increased significantly to 10.2% compared to (13.7)% in the fourth quarter of 2023.

Net sales from continuing operations in 2024 were $97.1 million compared to $109.5 million in 2023. Operating income from continuing operations in 2024 increased significantly to $2.6 million compared to an operating loss of $11.2 million in the prior year. Adjusted EBITDA from continuing operations in 2024 increased significantly to $5.7 million compared to $(7.8) million in the prior year. As a percentage of segment net sales, adjusted EBITDA increased significantly to 5.8% compared to (7.1)% in 2023.

Liquidity
As of December 31, 2024, the Company had $16.1 million in cash and cash equivalents, no debt outstanding under its revolving credit facilities and had $47.4 million in availability under its revolving credit facility.

For the year ended December 31, 2024, the Company repurchased 101,263 shares at an average cost of $10.21 per share for approximately $1.0 million.

Conference Call
Ascent will hold a conference call today at 5:00 p.m. Eastern time to discuss its financial results for the fourth quarter and full year ended December 31, 2024.

Ascent management will host the conference call, followed by a question-and-answer period.

Date: Tuesday, March 4, 2025
Time: 5:00 p.m. Eastern time
Live Call Registration Link: Here
Webcast Registration Link: Here

To access the call by phone, please register via the live call registration link above or here and you will be provided with dial-in instructions and details. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will also be broadcast live and available for replay via the webcast registration link above here. The webcast will be archived for one year in the investor relations section of the Company’s website at www.ascentco.com.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in a number of diverse business activities including the production of specialty chemicals and industrial tubular products. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense, income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, shelf registration costs, loss on extinguishment of debt, retention costs and restructuring & severance costs from net income.

Management believes that these non-GAAP measures are useful because they are key measures used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions as well as allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Cody Slach and Cody Cree
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

Ascent Industries Co.
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$16,108	$1,851
Accounts receivable, net of allowance for credit losses of $345 and $463, respectively	23,880	26,604
Inventories	40,962	52,306
Prepaid expenses and other current assets	2,075	4,879
Assets held for sale	—	2,912
Current assets of discontinued operations	46	861
Total current assets	83,071	89,413
Property, plant and equipment, net	25,462	29,755
Right-of-use assets, operating leases, net	28,225	27,784
Intangible assets, net	7,009	8,496
Deferred income taxes	—	5,808
Deferred charges, net	309	104
Other non-current assets, net	3,174	1,935
Total assets	$147,250	$163,295

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$13,072	$16,416
Accrued expenses and other current liabilities	5,042	5,046
Deferred revenue	1,360	62
Current portion of note payable	369	360
Current portion of operating lease liabilities	1,513	1,140
Current portion of finance lease liabilities	334	292
Current liabilities of discontinued operations	590	1,473
Total current liabilities	22,280	24,789
Long-term portion of operating lease liabilities	30,039	29,729
Long-term portion of finance lease liabilities	1,015	1,307
Deferred income taxes	320	—
Other long-term liabilities	51	60
Total non-current liabilities	31,425	31,096
Total liabilities	$53,705	$55,885

Commitments and contingencies

Shareholders' equity:
Common stock, par value $1 per share; 24,000,000 shares authorized; 11,085,103 and 10,072,590 shares issued and outstanding, respectively	$11,085	$11,085
Capital in excess of par value	47,339	47,333
Retained earnings	44,919	58,517
	103,343	116,935
Less: cost of common stock in treasury - 1,012,513 and 990,282 shares, respectively	(9,798)	(9,525)
Total shareholders' equity	93,545	107,410
Total liabilities and shareholders' equity	$147,250	$163,295
Note: The condensed consolidated balance sheets at December 31, 2024 have been derived from the audited consolidated financial statements at that date.

Ascent Industries Co.
Condensed Consolidated Statements of Income (Loss) - Comparative Analysis (Unaudited)
($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales
Tubular Products	$22,549	$22,765	$97,108	$109,513
Specialty Chemicals	18,122	18,451	80,764	83,616
All Other	—	—	—	50
	40,671	41,216	177,872	193,179
Operating income (loss) from continuing operations
Tubular Products	1,610	(3,995)	2,650	(11,210)
Specialty Chemicals	1,791	(1,623)	1,166	(12,558)
All Other	(49)	(116)	(427)	(801)

Corporate
Unallocated corporate expenses	(3,297)	(2,704)	(8,367)	(12,018)
Acquisition costs and other	(132)	(569)	(185)	(843)
Gain on lease modification	—	—	67	—
Total Corporate	(3,429)	(3,273)	(8,485)	(12,861)
Operating loss	(77)	(9,007)	(5,096)	(37,430)
Interest expense, net	95	1,021	418	4,238
Other, net	(145)	(249)	(448)	(593)
Loss from continuing operations before income taxes	(27)	(9,779)	(5,066)	(41,075)
Income tax (benefit) provision	(111)	(2,244)	6,159	(6,924)
Income (loss) from continuing operations	84	(7,535)	(11,225)	(34,151)
(Loss) income from discontinued operations, net of tax	(1,111)	18,674	(2,373)	7,522
Net (loss) income	$(1,027)	$11,139	$(13,598)	$(26,629)

Net income (loss) per common share from continuing operations
Basic	$0.01	$(0.75)	$(1.11)	$(3.37)
Diluted	$0.01	$(0.73)	$(1.11)	$(3.37)

Net (loss) income per common share from discontinued operations
Basic	$(0.11)	$1.85	$(0.23)	$0.74
Diluted	$(0.11)	$1.80	$(0.23)	$0.74

Net (loss) income per common share
Basic	$(0.10)	$1.10	$(1.34)	$(2.63)
Diluted	$(0.10)	$1.07	$(1.34)	$(2.63)

Average shares outstanding
Basic	10,090	10,107	10,106	10,140
Diluted	10,337	10,374	10,106	10,140

Other data:
Adjusted EBITDA[1]	$2,567	$(5,941)	$4,013	$(15,934)
1The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is excluded in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings. The Company excludes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: interest expense, income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, retention costs and restructuring & severance costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA.

Ascent Industries Co.
Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(13,598)	$(26,629)
(Loss) income from discontinued operations, net of tax	(2,373)	7,522
Net loss from continuing operations	(11,225)	(34,151)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	5,936	6,161
Amortization expense	1,488	1,505
Amortization of debt issuance costs	105	99
Goodwill impairment	—	11,389
Deferred income taxes	6,159	(6,924)
Reduction of losses on accounts receivable	(118)	(180)
Loss on disposal of property, plant and equipment	517	246
Non-cash lease expense	198	242
Stock-based compensation expense	767	1,023
Changes in operating assets and liabilities:
Accounts receivable	2,842	6,778
Inventories	11,344	15,563
Other assets and liabilities	1,187	515
Accounts payable	(3,612)	1,650
Accrued expenses	(66)	(401)
Accrued income taxes	1,485	3,129
Net cash provided by operating activities - continuing operations	17,007	6,644
Net cash (used in) provided by operating activities - discontinued operations	(2,326)	16,434
Net cash provided by operating activities	14,681	23,078
Investing activities
Purchases of property, plant and equipment	(1,892)	(2,885)
Net cash used in investing activities - continuing operations	(1,892)	(2,885)
Net cash provided by investing activities - discontinued operations	2,797	53,386
Net cash provided by investing activities	905	50,501
Financing activities
Borrowings from credit facilities	197,898	256,606
Proceeds from note payable	914	900
Payments on credit facilities	(197,898)	(328,155)
Payments on note payable	(906)	(928)
Principal payments on finance lease obligations	(300)	(305)
Repurchase of common stock	(1,037)	(1,287)
Net cash used in financing activities	(1,329)	(73,169)
Increase in cash and cash equivalents	14,257	410
Cash and cash equivalents, beginning of period	1,851	1,441
Cash and cash equivalents, end of period	$16,108	$1,851

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Consolidated
Net income (loss) from continuing operations	$84	$(7,535)	$(11,225)	$(34,151)
Adjustments:
Interest expense, net	95	1,021	418	4,238
Income taxes	(111)	(2,244)	6,159	(6,924)
Depreciation	1,447	1,527	5,936	6,161
Amortization	372	376	1,487	1,505
EBITDA	1,887	(6,855)	2,775	(29,171)
Acquisition costs and other	608	579	692	856
Goodwill impairment	—	—	—	11,389
Gain on lease modification	—	—	(67)	—
Stock-based compensation	45	224	204	594
Non-cash lease expense	27	52	198	242
Retention expense	—	20	3	26
Restructuring and severance costs	—	39	208	130
Adjusted EBITDA	$2,567	$(5,941)	$4,013	$(15,934)
% sales	6.3%	(14.4)%	2.3%	(8.2)%

Specialty Chemicals
Net income (loss)	$1,775	$(1,644)	$1,093	$(12,619)
Adjustments:
Interest expense	17	22	75	74
Depreciation expense	946	948	3,809	3,798
Amortization expense	174	158	695	634
EBITDA	2,912	(516)	5,672	(8,113)
Acquisition costs and other	477	10	477	12
Goodwill impairment	—	—	—	11,389
Stock-based compensation	—	21	7	8
Non-cash lease expense	9	19	66	88
Restructuring and severance costs	—	40	110	40
Specialty Chemicals Adjusted EBITDA	$3,398	$(426)	$6,332	$3,424
% segment sales	18.7%	(2.3)%	7.8%	4.1%

Tubular Products
Net income (loss) from continuing operations	$1,609	$(3,995)	$2,649	$(11,210)
Adjustments:
Interest expense	1	—	1	—
Depreciation expense	485	557	2,052	2,274
Amortization expense	198	217	792	871
EBITDA	2,293	(3,221)	5,494	(8,065)
Acquisition costs and other	—	—	30	—
Stock-based compensation	—	74	10	58
Non-cash lease expense	13	25	88	118
Retention expense		8	—	8
Restructuring and severance costs	—	—	30	84
Tubular Products Adjusted EBITDA	$2,306	$(3,114)	$5,652	$(7,797)
% segment sales	10.2%	(13.7)%	5.8%	(7.1)%